EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-13773, 333-63967, 333-82323, 333-57362, 333-73562, 333-97265) of our report dated March 14, 2003, with respect to the consolidated financial statements and schedule of Peerless Systems Corporation included in the Annual Report (Form 10-K) for the year ended January 31, 2003.

ERNST & YOUNG LLP

Los Angeles, California

April 29, 2003